Oceaneering Announces Collins to Succeed Huff as CEO
May 12, 2006 — Houston, Texas — Oceaneering International, Inc. (NYSE:OII) announced that John R. Huff will relinquish the Chief Executive Officer (CEO) position at today’s Annual Meeting of Shareholders, and T. Jay Collins, Oceaneering’s President and a member of its Board of Directors, will succeed Mr. Huff as CEO. Mr. Huff’s retirement as CEO in 2006 was planned as part of his Service Agreement entered into in November 2001.
Mr. Collins was appointed President of Oceaneering in November 1998 and will retain this title in his new position as CEO. He joined Oceaneering in October 1993, initially serving as Senior Vice President and Chief Financial Officer. In May 1995 he was appointed Executive Vice President of Oilfield Marine Services and in April 2003 was elected to the Board of Directors.
Mr. Collins started his oilfield career in 1969 with Shell Oil Company. He later held several executive-level positions in operations, finance, and administration with Sonat, Inc. and Teleco Oilfield Services, Inc. prior to joining Oceaneering.
John Huff stated, “I am very pleased to turn over the CEO reins of Oceaneering to such a qualified and experienced individual as Jay Collins. I have worked with Jay for more than twelve years and I am positive Oceaneering’s technical niche strategy will prosper under his leadership.”
Mr. Huff has been nominated for reelection as a Director at today’s Annual Shareholders Meeting. At a meeting of the Board of Directors held yesterday, the Board voted that Mr. Huff would continue as Chairman of the Board of Directors if, as anticipated, he is reelected as a Director at the Annual Meeting.
Oceaneering is an advanced applied technology company that provides engineered services and hardware to Customers who operate in marine, space, and other harsh environments. The Company’s services and products are marketed worldwide to oil and gas companies, government agencies, and firms in the aerospace and marine engineering and construction industries.
For further information, please contact Jack Jurkoshek, Manager Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; www.oceaneering.com; E-Mail investorrelations@oceaneering.com.
PR 948

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